Exhibit 10

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the incorporation by reference to our report dated April 5, 2002, with respect to the statutory-basis financial statements of Keyport Benefit Life Insurance Company incorporated by reference into this Post-Effective Amendment No. 1 to the Registration Statement (Form N-4, Nos. 333-102278 and 811-08635).

/s/ERNST & YOUNG LLP

Boston, Massachusetts

April 28, 2003

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-102278 of Sun Life Insurance and Annuity Company of New York - KBL Variable Account A on Form N-4 of our report dated April 18, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the use of the financial statements for the year ended December 31, 2001 audited by other auditors in arriving at the information for the year ended December 31, 2001 contained in footnote 5) accompanying the financial statements of Sun Life Insurance and Annuity Company of New York - KBL Variable Account appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the use of our report dated February 21, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York (the "Company") with Keyport Benefit Life Insurance Company ("Keyport") on November 1, 2001) accompanying the financial statements of the Company appearing in such Statement of Additional Information.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 28, 2003